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Exhibit 99.1

                  CYTOMEDIX, INC. APPOINTS VETERAN CPA TO BOARD

          ROCKVILLE, Maryland - November 23, 2004 - Cytomedix, Inc. (OTCBB:CYME) today announced the appointment of Arun K. Deva to its board of directors, filling a board vacancy.

          "The addition of Arun Deva to our board represents an ongoing commitment to attract seasoned professionals who can offer proactive counsel and sound corporate governance. Arun's extensive financial background and accounting experience will be invaluable to the company as we continue our growth strategy -- simultaneously conducting rigorous FDA-approved clinical studies for our platelet-based therapies for chronic wound care and tissue treatment while licensing our patents to other companies. His experiences as a partner in a leading national accounting firm as well as his success with his own accounting and consulting firm will assist Cytomedix in further strengthening its compliance with the Sarbanes-Oxley and other growing requirements for public companies," said Dr. Kshitij Mohan, chief executive officer of Cytomedix.

         Deva is the founder and president of Deva & Associates, P.C., a Rockville, Maryland-based mid-size accounting and consulting firm, that provides accounting, auditing, litigation support, due diligence, cost-benefit analysis, and other financial consulting services to many Federal agencies and corporations. He is also the founder and president of CPAMoneyWatch.com, LLC, a web-based business services provider offering small and mid-sized businesses with online accounting and business solutions.

         Prior to establishing Deva & Associates in 1991, Deva was a partner at Touche Ross & Co. (now Deloitte & Touche). He has also served as a management consultant for several public and private companies, with a focus on financial restructurings, negotiations with lenders and creditors, financial reporting and disclosures, and filings with the Securities and Exchange Commission. He also was chief operating officer and chief financial officer of an emerging consumer products company.

         Deva is a member of American Institute of Certified Public Accountants, Maryland Association of Certified Public Accountants, and Association of Government Accountants, and has served on professional committees. He was appointed to the Maryland Banking Board by the Governor of Maryland for a six-year term ending 2008.

         Deva earned his Bachelor of Commerce degree in accounting from St. Xavier's College, India and Master of Business Administration degree in Finance from Indiana University, Bloomington, Indiana.

About Cytomedix

         Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates. The company owns proprietary technology for the creation of autologous platelet gel composed of multiple growth factors and fibrin matrix.

Additional information is available at the company's website at www.cytomedix.com.